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                                 [PIONEER LOGO]


                                  PRESS RELEASE


Contact:  Philip J. Ablove  (713) 570-3200


                PIONEER ANNOUNCES FURTHER INTEREST PAYMENT DELAYS

         Houston, Texas (January 5, 2001) - Pioneer Companies, Inc. [PIONA - NASDAQ] today announced that its subsidiary, Pioneer Corporation of America, did not make principal payments that were due on December 28, 2000 on its two classes of floating rate term notes issued in 1997. As previously announced, Pioneer has also delayed interest payments that are due on its Senior Secured
9 1/4% Notes due June 2007.

         Pioneer also announced that, in light of current economic uncertainties relating to the price of power and the effects on the Company's markets of possibly slowing growth of the domestic economy, it has terminated discussions with respect to a short-term credit facility and is developing a more comprehensive financial restructuring program, for which it will solicit the consent of its lenders at the earliest practical time.

         Pioneer has engaged Wasserstein Perella & Co., Inc. to assist it in developing the plan, obtaining necessary consents and securing any necessary financing. It has also retained Weil Gotshal & Manges as special restructuring counsel.

         Pioneer again emphasized that it is continuing to pay its vendors in the ordinary course of business, and that it continues to have positive cash flow from operations despite very high power prices that are affecting costs and volume. Michael J. Ferris, President and Chief




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Executive Officer, said, "Economic uncertainty for 2001 has increased the risk to our business plan and it is not certain, if business conditions significantly worsen, that the anticipated short-term financing would have been adequate. Accordingly, we believe it is prudent to focus our efforts on a fundamental restructuring of our debt, which will provide us with a better base for the conduct of Pioneer's business. We have substantial cash flow from operations, a strong base of assets, a solid customer base, and a dedicated work force. We believe that these factors will support the restructuring. We intend to complete the necessary financial transactions as rapidly as possible, while continuing to concentrate on operating Pioneer's business."

         Pioneer, based in Houston, Texas, manufactures chlorine, caustic soda, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. The Company owns and operates five chlor-alkali plants and several downstream manufacturing facilities in North America. Current financial information and press releases of Pioneer Companies, Inc. can be obtained from its Internet web site at www.piona.com.

         Certain statements in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the Company's high financial leverage, global economic conditions, Company and industry production volumes, competitive prices, the cyclical nature of the markets for many of the Company's products and raw materials, and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.



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